Exhibit 99.1

UniPixel Prices Public Offering of its Common Stock

For Immediate Release

Contact:

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

602-889-9700

unxl@lythampartners.com

Santa Clara, California – May 27, 2016 – Uni-Pixel, Inc. (NASDAQ: UNXL), today announced the pricing of its underwritten public offering of an aggregate of 5,350,000 newly issued shares of common stock at a price of $1.50 per share. The Company expects to receive gross proceeds of $8.03 million, before deducting underwriting discounts and other estimated offering expenses. The underwriters have also been granted a 30-day option to purchase up to 802,500 shares of common stock to cover over-allotments, if any. The net proceeds to the Company from the offering of its shares are expected to be approximately $7.46 million after deduction of underwriting discounts and assuming no exercise of the underwriters’ over-allotment option.

Roth Capital Partners is serving as the sole book-running manager in this offering. Ladenburg Thalmann & Co. Inc. and The Benchmark Company are serving as co-managers.

Subject to customary conditions, the offering is expected to close on June 2, 2016.

The offering was conducted pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement (File No. 333-203691) declared effective by the U.S. Securities and Exchange Commission (“SEC”) on July 10, 2015. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering are available free of charge on the SEC’s website at www.sec.gov. Electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from the offices of Roth Capital Partners, 888 San Clemente, Suite 400, Newport Beach, CA 92660, (800) 678-9147, or by accessing the SEC’s website, www.sec.gov

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About UniPixel

Uni-Pixel, Inc. (NASDAQ: UNXL) develops and markets Performance Engineered Films for the touch screen and flexible electronics markets. The Company’s roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For further information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expectations regarding the completion of the public offering. These statements are based on management’s current expectations. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. Forward-looking statements involve certain risks and uncertainties, and actual results and the timing of events may differ materially from those discussed or implied in any such statement. These risks include, but are not limited to the satisfaction of the conditions of the closing of the public offering, market conditions and other risks related to UniPixel’s business and operations as are discussed under the heading “Risk Factors” and in other sections of UniPixel’s filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.